UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 8, 2007

OUTDOOR CHANNEL HOLDINGS, INC.

(Exact Name of Registrant)

Delaware	33-0074499
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

000-17287

(Commission File No.)

43445 Business Park Drive, Suite 113, Temecula, California	92590
(Address of Principal Executive Offices)	(Zip Code)

(951) 699-4749

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed, Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed, the compensation committee of the board of directors of Outdoor Channel Holdings, Inc. (the “Company”) had previously adopted the Executive Annual Cash Bonus Plan (the “Bonus Plan”).  The Bonus Plan, which was previously included as Exhibit 10.2 to the Company’s Form 10-Q/A filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2005, is designed to increase stockholder value through the effective use of cash awards.  The Bonus Plan serves as a vehicle for retaining executives of the Company and sustaining exceptional performance, and is an important component of the Company’s overall competitive compensation package.

On March 8, 2007, the compensation committee of the board of directors of the Company approved and adopted the specific terms of the Bonus Plan for the following executives for the year ending December 31, 2007 (“Fiscal 2007”):  Roger L. Werner, William A. Owen and Thomas E. Hornish.   The terms of the Bonus Plan for Fiscal 2007 provide that if the Company achieves certain profitability targets, then each executive officer is eligible to receive a certain portion of his annual salary if specified individual performance targets are met.  The specific performance targets for Fiscal 2007 that were approved for determining whether any cash bonuses are to be paid to these executives for performance, and if so, the amount of such bonuses, include:  (i) achieving targeted revenues and profitability; (ii) increasing the number of subscribers to The Outdoor Channel; (iii) planning and executing on certain strategic initiatives, including the launch of a broadband web site with multi-channel video capability; (iv) implementing a re-branding, and improving the quality, of The Outdoor Channel; and (v) ensuring all financial and legal reports are timely prepared and filed with the SEC.  The performance targets for each of the executives vary in detail and subject matter.

The compensation committee retains the sole and absolute discretion to determine any bonuses paid pursuant to the Bonus Plan.  For Fiscal 2007, the compensation committee also retains the right to pay these executives a fully discretionary bonus, up to a specified maximum amount.  Pursuant to the terms of the Bonus Plan, the payment of an award is conditioned upon the participant’s employment on a full time basis by the Company through the bonus payment date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTDOOR CHANNEL HOLDINGS, INC.

By:	/s/ Thomas E. Hornish
Name:	Thomas E. Hornish
Title:	COO/General Counsel

Dated:	March 12, 2007